SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ClearSign Combustion Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ClearSign Combustion Corporation
12870 Interurban Avenue South
Seattle, WA 98168

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of ClearSign Combustion Corporation on May 7, 2015, which will be held at our office at 12870 Interurban Avenue South, Seattle, Washington 98168 at 3:00 p.m. local time. Enclosed with this letter are your Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy voting card. The Proxy Statement included with this notice discusses each of our proposals to be considered at the Annual Meeting.

At this year’s meeting, you will be asked to: (1) elect five directors to serve until the election and qualification of their successors; (2) ratify the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and (3) transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 11, 2015 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment and postponements thereof (the “Record Date”).

Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. If you are a record holder of the Company’s common stock on the Record Date, you are eligible to vote with respect to these matters, either personally at the meeting or by proxy. It is important that your shares be voted, whether or not you plan to attend the meeting, to ensure the presence of a quorum. We urge you to authorize your proxy in advance by following the instructions printed on it. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person.

Sincerely,

/s/ Stephen E. Pirnat

Stephen E. Pirnat
Chairman and Chief Executive Officer

Seattle, Washington
March 30, 2015

ClearSign Combustion Corporation
12870 Interurban Avenue South
Seattle, WA 98168
Notice of Annual Meeting of Stockholders
to be held May 7, 2015

To the Stockholders of ClearSign Combustion Corporation:

The 2015 Annual Meeting of Stockholders will be held at our office at 12870 Interurban Avenue South, Seattle, Washington 98168 at 3:00 p.m. local time on May 7, 2015. During the Annual Meeting, stockholders will be asked to:

(1)	Elect five directors to serve until the election and qualification of their successors;
(2)	Ratify the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the year ending December 31, 2015; and
(3)	Transact any other business properly brought before the Annual Meeting or any adjournments thereof.

If you are a stockholder of record as of March 11, 2015, you may vote at the meeting. The date of mailing this Notice of Meeting and Proxy Statement is on or about March 30, 2015.

By order of our Board of Directors

/s/ James N. Harmon

James N. Harmon
Chief Financial Officer and Corporate Secretary

THE PROXY PROCEDURE

This Proxy Statement and the accompanying proxy card are first being mailed, on or about March 30, 2015, to owners of record of shares of common stock of ClearSign Combustion Corporation (which may be referred to in this Proxy Statement as “we,” “us,” “ClearSign,” or the “Company”) in connection with the solicitation of proxies by our board of directors (“Board”) for our annual meeting of stockholders to be held on May 7, 2015 at 3:00 p.m. local time at our office at 12870 Interurban Avenue South, Seattle, Washington 98168 (referred to as the “Annual Meeting”). This proxy procedure permits all stockholders, many of whom are unable to attend the Annual Meeting, to vote their shares at the Annual Meeting. Our Board encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

IMPORTANT NOTICE

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. SIGNING AND RETURNING A PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING.

THANK YOU FOR ACTING PROMPTLY

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2015: The Notice of Annual Meeting, Proxy Statement and 2014 Annual Report on Form 10-K are also available at www.clearsign.com, which does not have “cookies” that identify visitors to the site.

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ABOUT THE MEETING: QUESTIONS AND ANSWERS

What am I voting on?

At this year’s meeting, you will be asked to:

(1)	elect five directors to serve until the election and qualification of their successors;
(2)	ratify the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the year ending December 31, 2015; and
(3)	transact any other business properly brought before the Annual Meeting or any adjournments thereof.

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Stockholders of record at the close of business on March 11, 2015 (the “Record Date”) may vote at the Annual Meeting. Pursuant to the rights of our stockholders contained in our charter documents each share of our common stock has one vote. There were 12,786,476 shares of common stock outstanding on March 11, 2015. From April 17, 2015 through May 7, 2015, you may inspect, at our corporate offices, a list of stockholders eligible to vote. If you would like to inspect the list, please call James N. Harmon, our Chief Financial Officer and Corporate Secretary, at (206) 673-4848 to arrange a visit to our offices. In addition, the list of stockholders will be available for viewing by stockholders at the Annual Meeting.

How do I vote?

You may vote over the Internet, by telephone, by mail or in person at the Annual Meeting. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Vote by Internet.  You can vote via the Internet at www.proxyvote.com. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on Wednesday, May 6, 2015. Internet voting is available 24 hours a day. If you vote via the Internet, you do not need to vote by telephone or return a proxy card.

Vote by Telephone.  You can vote by telephone by calling the toll-free telephone number 1-800-690-6903. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. Eastern Time on Wednesday, May 6, 2015. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to vote over the Internet or return a proxy card.

Vote by Mail.  If you received a printed proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided to ClearSign Combustion Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

Vote in Person at the Meeting.  If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

If you vote by any of the methods discussed above, you will be designating Stephen E. Pirnat, our Chairman and Chief Executive Officer, and/or James N. Harmon, our Chief Financial Officer and Corporate Secretary, as your proxy(ies). They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy.

Submitting a proxy will not affect your right to attend the Annual Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee, you will receive separate voting instructions from your bank, broker or other nominee describing how to vote your shares. The availability of

Internet voting will depend on the voting process of your bank, broker or other nominee. Please check with your bank, broker or other nominee and follow the voting instructions it provides.

Can I receive future materials via the Internet?

If you vote by Internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce the Company’s printing and postage costs in the future, as well as the number of paper documents you will receive.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using the methods discussed above, you will be appointing Stephen E. Pirnat, our Chairman and Chief Executive Officer, and James N. Harmon, our Chief Financial Officer and Corporate Secretary, as your proxies. They may act together or individually to vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please vote by proxy so that your shares of common stock may be voted.

How will my proxy vote my shares?

If you are a stockholder of record, your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the directors-nominees (see Proposal 1); and “FOR” the ratification of Gumbiner Savett Inc. as our independent registered public accounting firm for the year ending December 31, 2015 (see Proposal 2). We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.

If your shares are held in the name of a bank, broker or other nominee (a “Nominee”), you will receive separate voting instructions from your Nominee describing how to vote your shares. The availability of Internet voting will depend on the voting process of your Nominee. Please check with your Nominee and follow the voting instructions your Nominee provides.

You should instruct your Nominee how to vote your shares. If you do not give voting instructions to the Nominee, the Nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters. Under the regulations applicable to New York Stock Exchange member brokerage firms (many of whom are the record holders of shares of our common stock), the uncontested election of directors is no longer considered a routine matter. Matters related to executive compensation are also not considered routine. As a result, if you are a beneficial owner and hold your shares in street name, but do not give your broker or Nominee instructions on how to vote your shares with respect to these matters, votes may not be cast on your behalf. If your Nominee indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold our Annual Meeting, but a broker non-vote will not otherwise affect the outcome of a vote.

How do I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	notifying our Corporate Secretary, James N. Harmon, in writing at 12870 Interurban Avenue South, Seattle, WA 98168, that you are revoking your proxy;
•	submitting a proxy at a later date via the Internet, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Annual Meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or
•	attending and voting by ballot at the Annual Meeting.

If your shares are held in the name of a Nominee, you should check with your Nominee and follow the voting instructions provided by your Nominee.

Who will count the votes?

Our Chief Financial Officer and Corporate Secretary, James N. Harmon, will act as the inspector of election and count the votes, with the assistance of reports provided by VStock Transfer LLC, our stock transfer agent.

What constitutes a quorum?

The holders of a majority of the Company’s eligible votes as of the record date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the meeting to a later date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each proposal?

Election of Directors.  For Proposal 1, the election of directors, the nominees will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy or voting instructions marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

Ratification of the Appointment of Independent Registered Public Accounting Firm.  For Proposal 2, the affirmative vote of the holders of shares of stock entitled to vote must exceed the votes cast against the proposal for the proposal to be approved.

Other Proposals.  Any other proposal that might properly come before the meeting will require the affirmative vote of the holders of shares of common stock entitled to vote to exceed the votes cast against the proposal for the proposal to be approved, except when a different vote is required by law, our certificate of incorporation or our Bylaws.

Abstentions and broker non-votes with respect to any matter will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting with respect to any of the proposals.

What percentage of our common stock do our directors and officers own?

As of March 11, 2015, our current directors and executive officers beneficially owned approximately 13.6% of our common stock outstanding. See the discussion under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 23 for more details.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

We, on behalf of our Board, through our directors, officers, and employees, are soliciting proxies primarily by mail and the Internet. Further, proxies may also be solicited in person, by telephone, or facsimile. We will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.

Who is the Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

Gumbiner Savett Inc. served as the independent registered public accounting firm auditing and reporting on our financial statements for the year ended December 31, 2014 and has been appointed to serve as our independent registered public accounting firm for 2015. We expect that representatives of Gumbiner Savett Inc. will not be present at the Annual Meeting.

What are the recommendations of the Board?

The recommendations of our Board are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of the nominated directors (see Proposal 1); and
•	FOR the ratification of Gumbiner Savett Inc. as our independent registered public accounting firm for the year ending December 31, 2015 (see Proposal 2).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

GOVERNANCE OF THE COMPANY

The following table sets forth the names and ages of all of our directors and executive officers. Our officers are appointed by, and serve at the pleasure of, the Board.

Name	Age	Position
Stephen E. Pirnat	63	Chairman and Chief Executive Officer
Joseph Colannino	58	Chief Technology Officer
James N. Harmon	55	Chief Financial Officer and Corporate Secretary
Andrew U. Lee	63	Senior Vice President of Business Development
Geoffrey D. Osler	49	Chief Marketing Officer
Roberto Ruiz	58	Senior Vic President of Product Development
Lon E. Bell, Ph.D.	74	Director
David B. Goodson	72	Director
Scott P. Isaacson	66	Director
Jeffrey L. Ott	52	Director

Our business, property and affairs are managed by, or under the direction of, our Board, in accordance with the Washington Business Corporation Act and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management, and by participating in meetings of the Board and its Committees.

Stockholders may communicate with the members of the Board, either individually or collectively, or with any independent directors, individually or as a group, by writing to the Board at 12870 Interurban Avenue South, Seattle, WA 98168. These communications will be reviewed by the Corporate Secretary who, depending on the subject matter, will (a) forward the communication to the director or directors to whom it is addressed or who is responsible for the topic matter, (b) attempt to address the inquiry directly (for example, where it is a request for publicly available information or a stock related matter that does not require the attention of a director), or (c) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each meeting of the Nominating and Corporate Governance Committee, the Corporate Secretary presents a summary of communications received and will make those communications available to any director upon request.

Independence of Directors

In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of The NASDAQ Stock Market LLC (“NASDAQ”). Pursuant to these rules, the Board concluded its annual review of director independence in February 2015. After considering all relevant facts and circumstances, the Board affirmatively determined that all of the directors then serving on the Board, including those nominated for election at the Annual Meeting are independent within the meaning of NASDAQ Listing Rule 5605 with the exception of Stephen E. Pirnat, who is our Chief Executive Officer and President, and David B. Goodson, who was an executive officer within the past three years and who was Executive Director of the Alternative Energy Resources Alliance which accepted compensation from us in excess of $120,000 during a period of twelve consecutive months within the three years preceding the determination of independence.

Board Meetings and Committees of our Board

The Board has three standing committees which have members (Lon E. Bell, Scott P. Isaacson, and Jeffrey L. Ott) who satisfy the independence standards of the Securities Exchange Act of 1934 and NASDAQ’s rules: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In February 2015, Mr. Pirnat became the Company’s Chairman and Chief Executive Officer thereby losing his standing as an independent director. Mr. Ott is currently Chairman of the Audit Committee, Dr. Bell is Chairman of the Compensation Committee, and Mr. Isaacson is Chairman of the Nominating and Corporate Governance Committee. During the year ended December 31, 2014, the Board held five meetings, the Audit Committee held four meetings, the Compensation Committee held four meetings, and the Nomination and Corporate Governance Committee held four meetings. Each of our directors attended at least

75% of the aggregate Board meetings and meetings of the Board committee(s) of which he is a member. We do not have a policy with regard to Board attendance at the Annual Meeting. All of the members of our Board attended the 2014 Annual Meeting.

Audit Committee

The Audit Committee consists of three non-employee directors, all of whom are “independent” as defined under section 5605(a)(2) of the NASDAQ Listing Rules. Prior to his appointment as our Chief Executive Officer, the Board had determined that Stephen E. Pirnat, the former Chairman of our Audit Committee, qualified as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. With the appointment of Mr. Pirnat as our Chief Executive Officer in February 2015, the Board appointed Jeffrey L Ott as Chairman of the Audit Committee and has determined that Mr. Ott qualifies as an audit committee financial expert. The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.clearsign.com (under “Investors-Corporate Governance-Governance Documents”). The Audit Committee met four times during 2014 with all members in attendance at each meeting. The role of the Audit Committee is to:

•	oversee management’s preparation of our financial statements and management’s conduct of the accounting and financial reporting processes;
•	oversee management’s maintenance of internal controls and procedures for financial reporting;
•	oversee our compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;
•	oversee the independent auditor’s qualifications and independence;
•	oversee the performance of the independent auditors, including the annual independent audit of our financial statements;
•	prepare the report required by the rules of the SEC to be included in our Proxy Statement; and
•	discharge such duties and responsibilities as may be required of the Committee by the provisions of applicable law, rule or regulation.

Compensation Committee

The Compensation Committee consists of three non-employee directors, all of whom were “independent” as defined in section 5605(a)(2) of the NASDAQ Listing Rules. The Compensation Committee met four times during 2014 with all members in attendance at each meeting. The role of the Compensation Committee is to:

•	review, approve and recommend to the Board our compensation and benefits policies generally and the annual compensation (base salary, bonus and other benefits) for all of our executives, including our Chief Executive Officer;
•	administer the ClearSign Combustion Corporation 2011 Equity Incentive Plan; and
•	annually review and make recommendations to the Board with respect to the compensation of non-employee directors, including any incentive plan compensation.

A copy of the charter of the Compensation Committee is available on our website at www.clearsign.com (under “Investors-Corporate Governance-Governance Documents”).

The Compensation Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Compensation Committee has sole authority to retain and terminate any compensation expert or consultant to be used to provide advice on compensation levels or assist in the evaluation of director, Chief Executive Officer or senior executive compensation, including sole authority to approve the fees of any expert or consultant and other retention terms. In addition, the Compensation Committee considers, but is not bound by, the recommendations of our Chief Executive Officer with respect to the compensation packages of our other executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, or the “Governance Committee”, consists of three independent directors, as that term is defined in section 5605(a)(2) of the NASDAQ Listing Rules. The Governance Committee met four times during 2014 with all members in attendance at each meeting. The role of the Governance Committee is to:

•	evaluate from time to time the appropriate size (number of members) of the Board and recommend any increase or decrease;
•	determine the desired skills and attributes of members of the Board, taking into account the needs of the business and listing standards;
•	establish criteria for prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to us, our management, and operations;
•	review planning for succession to the position of Chairman of the Board and Chief Executive Officer and other senior management positions;
•	annually recommend to the Board persons to be nominated for election as directors;
•	recommend to the Board the members of all standing Committees;
•	adopt or develop for Board consideration corporate governance principles and policies; and
•	periodically review and report to the Board on the effectiveness of corporate governance procedures and the Board as a governing body, including conducting an annual self-assessment of the Board and its standing committees.

A copy of the charter of the Governance Committee is available on our website at www.clearsign.com (under “Investors-Corporate Governance-Governance Documents”). The members of the Governance Committee reviewed the qualifications of the director-nominees.

Policy with Regard to Security Holder Proposals and Director Recommendations

Stockholder proposals are reviewed by the Corporate Secretary’s office for compliance with the requirements for such proposals set forth in our Policy Regarding Stockholder Candidates for Nomination and in Regulation 14a-8 of the Securities Exchange Act of 1934. Stockholder proposals that meet these requirements will be summarized by the Corporate Secretary’s office. Summaries and copies of the stockholder proposals are circulated to the Chairman of the Governance Committee.

The Governance Committee will consider director candidates recommended by stockholders. If a director candidate is recommended by a stockholder (a “Nominating Stockholder”), the Governance Committee expects to evaluate such candidate in the same manner it evaluates director candidates it identifies. A Nominating Stockholder must have continuously held at least 5% of the Company’s common stock for at least three years by the date the name of the candidate is submitted, and must continue to hold the common stock through the date of the annual meeting. A Nominating Stockholder may submit one candidate for consideration at any annual meeting of stockholders. A Nominating Stockholder must submit a candidate for consideration as a director in writing to the Company’s Secretary. The submission must be received by a date not later than the 120th calendar day before the anniversary of the date that the prior year’s annual meeting proxy statement was released to stockholders (or if the annual meeting date has changed by more than 30 days, a reasonable time before we begin to print and mail the proxy statement) and must include the following information:

1.	The name, address and number of shares of common stock owned by the Nominating Stockholder;
2.	A representation that the Nominating Stockholder meets the requirements described above and will continue to meet them through the date of the annual meeting. If the Nominating Stockholder is not a registered holder of the Company’s common stock, the Nominating Stockholder must provide evidence of eligibility as provided in Securities Exchange Act Rule 14a-8(b)(2).

3.	A description of all arrangements or understandings (whether written or oral) between or among the Nominating Stockholder and the candidate or any other person or entity regarding the candidate (naming such person or entity) regarding the candidate’s nomination.
4.	All information regarding the candidate that the Company would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the Securities and Exchange Commission with respect to a meeting at which the candidate would stand for election.
5.	Confirmation that the candidate is independent under the independence requirements established by the Company, the Securities and Exchange Commission and NASDAQ, or if the candidate is not independent under all such criteria, a description of the reasons why the candidate is not independent.
6.	The consent of the candidate to serve as a member of the Company’s board of directors, if nominated and elected.
7.	A representation signed by the candidate that if elected he or she will:
(i)	represent all stockholders of the Company in accordance with applicable laws and the Company’s Certificate of Incorporation, bylaws and other policies;
(ii)	comply with all rules, policies or requirements generally applicable to non-employee directors; and
(iii)	upon request, complete and sign customary directors and officers questionnaires.

Our Policy Regarding Stockholder Candidates for Nomination is available on our website at www.clearsign.com (under “Investors-Corporate Governance-Governance Documents”).

Director Qualifications and Diversity

The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded companies or should have achieved a high level of distinction in their chosen fields. The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in combustion, technology, air pollution control and air emission regulation, intellectual property, start-up companies, research and development, strategic planning, business development, compensation, finance, accounting and banking.

In evaluating nominations to the Board of Directors, the Governance Committee also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibilities. The Governance Committee took these specifications into account in formulating and re-nominating its present Board members. The current director candidates were recommended by the Governance Committee which is comprised of the three independent directors.

Compensation Committee Interlocks and Insider Participation

During 2014, Lon E. Bell (Chair), Stephen E. Pirnat, and Scott P. Isaacson served on the Compensation Committee. Neither Dr. Bell nor Mr. Isaacson has ever been an officer or employee of ours. Mr. Pirnat was appointed as our Chairman and Chief Executive Officer in February 2015 and was replaced on the Compensation Committee by Jeffrey L. Ott, an independent director. Prior to being replaced by Mr. Ott, Mr. Pirnat did not participate in deliberations by the Board or the Compensation Committee that related to his compensation as an executive officer. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or the Compensation Committee.

Code of Ethics

We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to our principal executive officer and principal financial and accounting officer and any persons performing similar functions. In addition, the Code of Ethics applies to our employees, officers, directors, agents and representatives. The Code of Ethics requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. The Code of Ethics is available on our website at www.clearsign.com (under “Investors”). We intend to satisfy the disclosure requirement regarding an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting the information on our Internet website, www.clearsign.com.

Risk Oversight by the Board of Directors

It is management’s responsibility to assess and manage the various risks we face. It is the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.

Full Board — Risks and exposures focused on by the full Board include strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation. Throughout the year the CEO discusses these risks with the Board during strategy reviews that focus on a particular business or function.

Audit Committee — Risks and exposures focused on by the Audit Committee are those associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines, risk management as a whole and credit and liquidity matters. This includes oversight responsibility for compliance risk associated with these matters including, for example, compliance with our Code of Ethics and finance- and accounting-related laws and policies.

Governance Committee — Risks and exposures focused on by the Governance Committee are those relating to corporate governance and management and director succession planning. This includes oversight responsibility for compliance risk associated with these matters including, for example, compliance with governance-related laws and policies, including our corporate governance guidelines.

Compensation Committee — Risks and exposures focused on by the Compensation Committee are those associated with leadership assessment and compensation programs and arrangements, including incentive plans. This includes oversight responsibility for compliance risk associated with these matters including, for example, compliance with executive compensation plans and related laws and policies.

Board Leadership Structure

The Chairman of the Board presides at all meetings of the Board. The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Stephen E. Pirnat, our Chief Executive Officer, is also the Chairman of the Board of Directors. The Board believes that it is currently in the best interests of the Company and its shareholders to have Mr. Pirnat serve both roles given the fact that our business is still in the development stage. As an experienced executive in the industrial burner industry, one of the Company’s original independent directors, and as our current Chief Executive Officer, Mr. Pirnat has deep industry experience, insight into the Company’s development and has direct involvement in its operations; therefore, he is in the best position to propose short and long term objectives for our business. This ensures that the Board of Directors focuses on important strategic objectives and understands the challenges facing the Company on a day-to-day basis. We believe that this combined role is balanced by the independence of a majority of our proposed directors, who may meet in executive session at any time, which allows them to review key decisions and to discuss matters independently of Mr. Pirnat. Our Board does not have a person designated as a lead independent director.

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors reviews issues involving potential conflicts of interest, and reviews and approves all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Board has not adopted any specific procedures for conducting reviews of potential conflicts of interest and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Board, the Company expects that the Board would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the Board would only approve a related party transaction that was in the best interests of, and fair to, the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party.

Compliance with Section 16 of the Exchange Act

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and beneficial owners of more than 10% of our equity securities timely filed these reports.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Election

The Board currently has five members. Our Board, upon the recommendation of the Governance Committee, has nominated each of our five incumbent directors for re-election at the Annual Meeting. Each nominee has agreed, if elected, to serve until the election and qualification of his successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, the Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.

If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting. There is no cumulative voting in the election of directors.

The following biographical information is furnished as to each nominee for election as a director:

Stephen E. Pirnat, 63, Chairman and Chief Executive Officer

Mr. Pirnat became a director of our Company in November 2011 and was appointed as Chairman and Chief Executive Officer in February 2015. Prior to joining ClearSign, Mr. Pirnat has served as the Managing Director of Europe, the Middle East and Africa for the Quest Integrity Group of Team Inc., a provider of asset integrity management and asset reliability solutions in the refinery, chemical, petrochemical, pipeline and power industries worldwide. From September 2009, Mr. Pirnat has held the position of President & CEO of Quest Metrology Group LLC. From September 2009 to January 2014, he served as President of Quest Integrated Inc., a technology incubator and boutique private equity firm. From February 2000 to September 2009, Mr. Pirnat served as President & CEO of the John Zink Company, LLC, a wholly owned subsidiary of Koch Industries and a worldwide leader in the supply of combustion and air pollution control equipment to the energy industry. In that former capacity, Mr. Pirnat was a Board member of Quest Integrity Group. Mr. Pirnat, a long-time executive with Ingersoll-Rand and Ingersoll-Dresser Corporation, went to John Zink from a previous post as President & CEO of Pangborn Corporation, a leading supplier of surface preparation equipment and associated services to the automotive and aircraft industries. Mr. Pirnat began his career as an applications engineer with the Pump and Condenser Group of Ingersoll-Rand, where he advanced through a variety of sales, marketing, engineering, and operational positions with that company and its successor, Ingersoll-Dresser. These positions included Vice President of Ingersoll-Rand’s Standard Products Division, Vice President of Marketing for Ingersoll-Dresser Pumps, President of Ingersoll-Dresser Pumps Canada Ltd., and Vice President & General Manager of Ingersoll-Rand Engineered Equipment Division. Mr. Pirnat has served as a director for each of Profire Energy, Inc. (NASDAQ: PFIE) since January 2014 and AZZ incorporated (NYSE: AZZ) since July 2014. Mr. Pirnat holds a BSc. in Mechanical Engineering from the New Jersey Institute of Technology. Mr. Pirnat’s technological expertise and business experience in the combustion and air pollution control industry led us to conclude that he should serve as a director.

Lon E. Bell, Ph.D., 74, Director

Dr. Bell became a director of our Company in November 2011. He founded Gentherm Inc., formerly known as Amerigon Inc., in 1991 and was a consultant to Gentherm from December 2010 to December 2012. Dr. Bell has served many roles at Gentherm, including Chief Technology Officer until December 2010, Director of Technology until 2000, Chairman and Chief Executive Officer until 1999, and President until 1997. Dr. Bell served as the Chief Executive Officer and President of BSST LLC, a subsidiary of Gentherm from September 2000 to December 2010. He served as a Director of Gentherm from 1991 to 2012. Previously, Dr. Bell co-founded Technar Incorporated, which developed and manufactured automotive components, and served as Technar’s Chairman and President until selling majority ownership to TRW Inc. in 1986. Dr. Bell continued managing Technar, then known as TRW Technar, as its President until 1991. He co-founded Mahindra REVA Electric Vehicle Pvt Ltd in 1994 and serves as a Director. Since April 2014 he has been Chairman of the External Advisory Board to the Mechanical and Civil Engineering Department at the California Institute of Technology. He has served as a director for Ideal Power Inc. (NASDAQ: IPWR) since 2012 and Clean Diesel Technologies Inc. (NASDAQ: CDTI) since 2013. Through 2012 and 2013, Dr. Bell was a director of the non-profit CALSTART and Aura Systems Inc. (OTCBB: AUSI). Dr. Bell is a

leading expert in the mass production of vehicle sensors and thermoelectric products. He has authored more than 20 publications in the areas of thermodynamics of thermoelectric systems, automotive crash sensors, and other electronic and electromechanical devices. Five of his inventions have gone into mass production and dominated their target markets. Dr. Bell received a BSc. in Mathematics, a MSc. in Rocket Propulsion, and a Ph.D. in Mechanical Engineering from the California Institute of Technology. Dr. Bell’s recognized technological expertise in the field of thermodynamics and his demonstrated ability to commercialize inventions led us to conclude that he should serve as a director.

David B. Goodson, 72, Director

Mr. Goodson is a co-founder and became a director of our Company in January 2008. He served as Chief Science Officer from February 2008 to December 2013. Mr. Goodson is Chief Executive Officer and Director of AERA, LLC, a scientific consulting company formed in March 2014. Mr. Goodson is also President and a Director of TransVolt International Energy Corporation since its inception in 2012. From 2002 until March 2014, Mr. Goodson was Executive Director of the Alternative Energy Resources Alliance, a Washington state non-profit foundation dedicated to the development of new forms of energy and electromechanical conversion technology. During his career, Mr. Goodson has led the development and commercialization of a diverse array of technologies including electro-optic polymer materials, advanced combustion systems and enhancements in fermentation technology. He has also been a technology advisor and consultant to several other companies in related areas. As founder of Air Pollution Systems, Inc., Mr. Goodson invented and co-developed with the Electric Power Research Institute a novel pre-charger device to increase the effectiveness of electrostatic precipitators. The company was acquired in 1978 by the Linde division of Union Carbide and the technology remains an industry standard in the reduction of particulate emissions resulting from industrial-scale combustion. Earlier in his career, Mr. Goodson was a senior manager at Boeing Aerospace where he was responsible for development efforts at subcontractors such as Bendix, Sperry and IBM, and was granted the US Government’s highest level of security clearance for his work in the defense arena. Mr. Goodson’s extensive science background and his experience in developing and successfully commercializing new technologies, including our ECCTM technology, led us to believe that he should serve as a director.

Scott P. Isaacson, 66, Director

Mr. Isaacson became a director of our Company in November 2011. He is experienced in advising and representing companies regarding a variety of corporate, business transactions, contracts and compliance matters, particularly in managing programs related to environmental and regulatory risk issues. Since 1999, he has held various positions with CalPortland Company and currently is the Senior Vice President-General Counsel where he manages corporate legal matters, business relations, litigation, intellectual property, acquisitions and mergers, and compliance programs for this construction materials manufacturing company with operations located in the Western United States. He also has served as a director of numerous subsidiaries of the company for several years. Mr. Isaacson is an experienced legal expert with a broad knowledge of corporate legal issues, especially in regard to environmental compliance requirements for major federal environmental laws and programs as well as related state programs. He has been the principal advising attorney on environmental issues for complex, multi-program projects to include industrial air emissions, development projects, and, more recently, federal and state actions to regulate greenhouse gases. In his prior position as a partner with the Seattle law firm of Bogle and Gates, he advised business clients on federal, state and local environmental issues regarding compliance, land use, government contractor liability and exposure to toxic or hazardous materials as well as issues related to individual and corporate civil and criminal liability. Clients included local governments and a number of large and mid-size businesses and companies involved in manufacturing, production, and service. Previous to that, he was the Chief of the Environmental Law Division at the Department of the Army and the senior attorney responsible for advising commands throughout the United States on environmental policy and compliance issues arising from Army activities, and handled or supervised complex and significant environmental actions that were under the scrutiny of federal, state, and local regulators as well as interested private environmental organizations. Mr. Isaacson holds a BSc. from the U.S. Military Academy at West Point and a Juris Doctor from the University of Washington. He is a member of the bar for United States Supreme Court, the Supreme Court of the State of Washington, and the District of Columbia Court of Appeals. Mr. Isaacson’s business experience and legal expertise, particularly in the field of environmental compliance, led us to conclude that he should serve as a director.

Jeffrey L. Ott, 52, Director

Mr. Ott became a director of our Company in February 2015. Since 2006, Mr. Ott has served as President and Chief Executive Officer of Quest Integrity Group, LLC, a subsidiary of TEAM, Inc. (NYSE: TISI), a provider of asset integrity management and asset reliability solutions in the refinery, chemical, petrochemical, pipeline and power industries worldwide. Prior to joining Quest Integrity, Mr. Ott was a general partner at Gryphon Investors from 2001 to 2006 where he was responsible for managing the group’s middle market-focused technology investment interests. From 1996 to 2001, Mr. Ott managed the west coast private equity effort and technology investments as a general partner at Deutsche Bank Capital Partners and, from 1987 to 1996, led the global convertible and equity-linked capital markets effort for Bankers Trust. He began his career as an engineer in the Operations Analysis group at Rockwell International’s North American Aircraft. Mr. Ott holds a BSc. in Engineering Management and Operations Research from Southern Methodist University and an M.B.A. from Dartmouth College. Mr. Ott’s business experience in the financial and energy industries led us to conclude that he should serve as a director.

None of our director nominees is related to any other director nominee or any officer. None of our director nominees has been involved in a legal proceeding that requires disclosure pursuant to Item 401(f) of Regulation S-K promulgated under the Securities Act of 1933. None of our director nominees was selected as a result of an arrangement or understanding between him and any other person.

Director Compensation for 2014

The following Director Compensation Table sets forth information concerning compensation for services rendered by our independent directors for 2014. The amounts represented in the “Stock Awards” column reflect the stock compensation expense recorded by the Company and does not necessarily equate to the income that will ultimately be realized by the director for such awards.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Lon E. Bell, Ph.D.	$50,000	$50,000	$—	$—	$—	$—	$100,000
Scott P. Isaacson	50,000	50,000	—	—	—	—	100,000
Stephen E Pirnat	50,000	50,000	—	—	—	—	100,000
	$150,000	$150,000	$—	$—	$—	$—	$300,000

(1)	Amounts reflect restricted stock awards granted in 2014. The amounts represent the aggregate grant date fair value of the awards granted to each named director computed in accordance with stock-based accounting rules (Financial Standards Accounting Board (“FASB”) ASC Topic 718). The restricted stock awards were granted on February 7, 2014 and vested ratably at March 31, June 30, September 30, and December 31, 2014.

Compensation of Directors

ClearSign’s director compensation program for independent directors consists of cash and equity-based compensation. The equity component of the Company’s director compensation program is designed to build an ownership stake in the Company while conveying an incentive to directors relative to the returns recognized by our shareholders.

Under provisions adopted by the Board, each independent director receives quarterly compensation of $12,500 in cash and $12,500 worth of common stock. Common stock is granted annually at the last sale price of the Company’s stock on the date of grant and escrowed for quarterly distribution.

The Company’s non-independent directors currently do not receive an annual stipend. All directors are reimbursed for ordinary and reasonable expenses incurred in exercising their responsibilities in accordance with the Company’s expense reimbursement procedure applicable to all employees of the Company.

The independent directors are not eligible to participate in the Company’s employee benefit plans, including the retirement plan.

Vote and Recommendation

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote on the nominees will be required to approve each nominee. This means that the five nominees receiving the most votes for election will be elected.

Our Board recommends a vote “FOR” each of the nominees.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference therein.

The Audit Committee of the Board has:

•	reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2014 with management;
•	discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	received the written disclosures and letter from the independent auditors required by the applicable requirements of the Public Accounting Oversight Board regarding the independent auditors communications with the Audit Committee concerning independence, and has discussed with Gumbiner Savett Inc. matters relating to its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the financial statements audited by Gumbiner Savett Inc. for the year ended December 31, 2014 be included in its Annual Report on Form 10-K for such fiscal year.

Audit Committee of the Board

Stephen E. Pirnat, Former Chairman1
Scott P. Isaacson
Lon E, Bell, Ph.D.

[1]	After completion of his Audit Committee duties in relation to the financial statements for the year ended December 31, 2014 and with the appointment of Mr. Pirnat as our Chief Executive Officer on February 3, 2015, the Board appointed Jeffrey L Ott as Chairman of the Audit Committee.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Gumbiner Savett Inc. as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2015. Gumbiner Savett Inc. has served as our independent registered public accounting firm since 2011.

Stockholder ratification of the selection of Gumbiner Savett Inc. as our independent registered public accounting firm is not required by our Bylaws or the Washington Business Corporation Act. The Board seeks such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Gumbiner Savett Inc. as our independent registered public accounting firm, the Board will reconsider whether to retain that firm for the year 2015. In making its recommendation to the Board that stockholders ratify the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the year ending December 31, 2015, the Audit Committee considered whether Gumbiner Savett Inc.’s provision of non-audit services is compatible with maintaining its independence. The Audit Committee approved the audit fees, audit-related fees, tax fees and all other fees described below and believes such fees are compatible with the independence of Gumbiner Savett Inc.

	2014	2013
Audit Fees	$53,000	$48,000
Audit Related Fees	—	—
Tax Fees	4,820	3,000
All Other Fees	14,574	—

Audit Fees.  The “Audit Fees” are the aggregate fees of Gumbiner Savett Inc. attributable to professional services rendered in 2014 and 2013 for the audit of our annual financial statements and for review of financial statements included in our quarterly reports on Form 10-Q or for services that are normally provided by Gumbiner Savett Inc. in connection with statutory and regulatory filings or engagements for those fiscal years. These fees include fees billed for professional services rendered by Gumbiner Savett Inc. for the review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Tax Fees.  Gumbiner Savett Inc. billed for professional services rendered to us for tax compliance, tax advice, and tax planning.

All Other Fees.  Gumbiner Savett Inc. performed customary agreed upon professional services in connection with our March 2014 common stock offering.

Pre-approval Policies and Procedures

The Audit Committee is required to review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Audit Committee member who pre-approves a non-audit service must report the pre-approval to the full Audit Committee at its next scheduled meeting. The required pre-approval policies and procedures were complied with during 2014 and 2013.

Gumbiner Savett Inc. Representatives at Annual Meeting

We expect that representatives of Gumbiner Savett Inc. will not be present at the Annual Meeting.

Vote Required and Recommendation

The affirmative vote of the holders of shares of common stock entitled to vote must exceed the votes cast against this proposal for the proposal to be approved.

The Board recommends that stockholders vote “FOR” ratification of the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the year ending December 31, 2015 as described in this Proposal 2.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

We are an emerging growth company, as defined under the Jumpstart Our Business Startups Act of 2012 (the JOBS Act), and are subject to reduced public company reporting and shareholder voting requirements, including exemption from “say-on-pay”. We will remain an emerging growth company until December 31, 2017, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30. At June 30, 2014, the market value of the Company’s common stock held by non-affiliates totaled $71 million.

Executive Officers

Stephen E. Pirnat, 63, Chairman and Chief Executive Officer

Biographical information for Mr. Pirnat is set forth under “PROPOSAL 1 — ELECTION OF DIRECTORS — Nominees for Election”.

Joseph Colannino, 58, Chief Technology Officer

Mr. Colannino became Chief Technology Officer of our Company in May 2011. Prior to joining ClearSign, from December 2006 to February 2011, Mr. Colannino was Director of Research and Development at John Zink Company, LLC, a wholly owned subsidiary of Koch Industries and a worldwide leader in the supply of combustion and air pollution control equipment to the energy industry. During that time his responsibilities were expanded to lead global R&D efforts including management of intellectual property, oversight of John Zink’s testing facility and management of the John Zink Institute training students in various aspects of combustion. From November 2005 to November 2006, Mr. Colannino headed knowledge management efforts at John Zink. Mr. Colannino has more than 25 years in the combustion industry and has authored or contributed to several books including Industrial Combustion Testing, The Air Pollution Control Guide, The John Zink Combustion Handbook and Modeling of Combustion Systems — A Practical Approach. He is a registered professional engineer and has written and reviewed problems appearing on the NCEES professional engineering exam, given in all 50 states for professional engineering licensure. Mr. Colannino’s areas of expertise include R&D management, combustion, pollutant formation and control, knowledge management, and statistical experimental design. Past and present memberships include the American Institute of Chemical Engineers, the American Chemical Society, the Air and Waste Management Association, the American Statistical Association and the National Association of Professional Engineers. Mr. Colannino received a BSc. from the California Polytechnic University in Pomona, and a MSc. in Knowledge Management from the University of Oklahoma.

James N. Harmon, 55, Chief Financial Officer and Corporate Secretary

Mr. Harmon was appointed as our Chief Financial Officer in June 2011 and as our Secretary in November 2011. Prior to joining ClearSign, Mr. Harmon was Chief Financial Officer of Sahale Snacks, Inc. from September 2010 until June 2011 where he was responsible for all financial matters including acquisition of commodities. From November 2008 to September 2010, Mr. Harmon was a financial and real estate consultant for various businesses including Sahale Snacks. From January 1992 to November 2008, Mr. Harmon held senior management positions and was Treasurer and Secretary of Sabey Corporation, a Seattle-based real estate and investment company that is among the nation’s largest data center landlords. Mr. Harmon was Chief Financial Officer from January 1992 to August 2003 and Senior Vice President-Investments from September 2003 to November 2008. Mr. Harmon was responsible for all financial matters including transactions and financings for sizable commercial properties and both publicly and privately traded securities. Previously, Mr. Harmon was a certified public accountant with Price Waterhouse from 1982 to 1989 where he became an Audit Manager specializing in the manufacturing and retail industries. Mr. Harmon received a B.A. in Business Administration/Accounting from Washington State University.

Andrew U. Lee, 63, Senior Vice President of Business Development

Mr. Lee was appointed as our Senior Vice President, Business Development in May 2011. Prior to joining ClearSign, he was Senior Vice President, Sales and Business Development for Adapx, Inc. from July 2008 to May 2011. At Adapx, Mr. Lee had overall revenue and sales support responsibility, assisted with multiple product launches, and developed OEM relationships in the medical, commercial and defense industries. From November 2006 to May 2008, Mr. Lee was Senior Vice President, Sales for Zonar Systems, Inc., with overall revenue responsibility. From January 2006 to November 2006, he was a partner with Paladin Partners, an early stage business consulting enterprise. From June 1997 to January 2006, Mr. Lee was Vice President, Sales of Microvision, Inc., where he developed numerous channel partners in the US, Europe and Asia. During his tenure, Microvision was awarded the “Fast 50” designation from Deloitte & Touche for sales growth in Washington State. Mr. Lee has extensive experience in the aerospace, defense, retail, transportation and medical sectors and expertise in sales force leadership, and the formation of strategic alliances and contract negotiation. Mr. Lee has a B.A. in Political Science from the University of California, Berkeley.

Geoffrey D. Osler, 49, Chief Marketing Officer

Mr. Osler was appointed as our Chief Marketing Officer in February 2008. He also served as a director from February 2008 until February 2011. From May 2006 to February 2008, Mr. Osler conducted management, finance, and marketing consultant services. From May 2007 until December 2009, he served as Vice President of Marketing and as a Director of Syngence Corporation, a Dallas, Texas based electronic discovery software company. From February 1999 until March 2006, he was Group Marketing Manager, Internet Products, and later Director of Partner Marketing for Adobe Systems, Inc. where he was responsible for worldwide programs with membership in excess of 10,000 developers, service providers, and certified training centers. From 1996 to 1999, Mr. Osler headed marketing and business development for Baseview Products, Inc., a division of Harris Corporation and a major systems integrator in the newspaper industry. Mr. Osler has managed marketing teams in Europe, Asia and the Middle East in addition to the United States and Canada. Mr. Osler was co-founder and marketing director of Crosstree Systems Inc., the developer of Target, one of the world’s first daily, industry-specific email news services. In 1994 at Science and Information Technology, Ltd., Mr. Osler was part of the team that created MAPS, one of the first software systems to enable web-based image searching and content management. Mr. Osler concluded agreements placing MAPS at some of the world’s leading publications including The Times of London, The Daily Mirror and The Economist. From 1992 to 1994, at the beginning of the shift to a free market, Mr. Osler worked for Apple Computer in Warsaw, Poland with responsibility for product localization and securing exclusive distribution agreements with leading U.S. software and hardware manufacturers. Mr. Osler has a B.A. in Political Science and Journalism from the University of Western Ontario.

Roberto Ruiz, Ph.D., 58, Senior Vice President of Product Development

Dr. Ruiz was appointed as our Senior Vice President, Product Development in November 2012 after providing consulting services to the Company since June 2012. Prior to joining ClearSign, from November 2010 to May 2012, he was President and Chief Operating Officer of OnQuest, Inc., a division of Primoris Services Corporation, and a provider of engineering, procurement and construction services for fired heaters (used primarily in refinery applications), waste heat recovery units and liquid natural gas, hydrogen, ammonia and bio-fuels plants. Previously, from January 1997 to October 2010, he served in various positions and concluded as Vice President of the Process Burners Group at John Zink Company LLC, a wholly owned subsidiary of Koch Industries and a worldwide leader in the supply of combustion and air pollution control equipment to the energy industry, where he had full operating responsibility for the company’s original product line. His customers included most major domestic and international oil companies and OEMs. As an executive manager, Dr. Ruiz formed and led highly successful teams of engineers, process engineers, project managers, and aftermarket sales and field service professionals. He had previously been VP Technology and Commercial Development at John Zink where he was responsible for all R&D, management of the company’s intellectual property portfolio and the identification and acquisition of assets and technologies. Prior to joining John Zink in 1997, Dr. Ruiz worked with the Gas Research Institute and later with Air Liquide, where he was commercial and marketing manager in the Glass Group. Dr. Ruiz has extensive experience in industrial combustion, process design, environmental controls, fuels, gas separation, heat transfer, fluid mechanics and advanced diagnostics. Dr. Ruiz earned MSc. and Ph.D. degrees in mechanical engineering from the University of Minnesota and a BSc. in engineering with honors at the University of California, Los Angeles. He also earned an M.B.A. at the University of Chicago.

None of our officers is related to any of our directors or any other officer. With the exception of Geoffrey Osler, none of our director nominees has been involved in a legal proceeding that requires disclosure pursuant to Item 401(f) of Regulation S-K promulgated under the Securities Exchange Act of 1934. On August 25, 2008 Mr. Osler filed for personal bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, and his reorganization plan was confirmed on February 5, 2010 with an effective date of March 15, 2010. Mr. Osler’s case was reopened in February 2011 in order to modify the reorganization plan, and the modified plan was confirmed on April 27, 2011. We do not believe the foregoing impacts Mr. Osler’s service to the Company. None of our officers was selected as such as a result of an arrangement or understanding between him and any other person.

Summary Compensation Table for 2014 and 2013

The table below summarizes the total compensation paid to or earned by our former Chief Executive Officer through his date of resignation in December 2014, our Chief Financial Officer, who served as our Interim President from December 10, 2014 to February 3, 2015, our Chief Marketing Officer, and our Chief Technology Officer. The amounts represented in the “Option Awards” column reflects the stock compensation expense recorded by the Company pursuant to ASC Topic 718 and does not necessarily equate to the income that will ultimately be realized by the named executive officers for such awards. These individuals are sometimes referred to in this report as the “Named Executive Officers” or “NEOs”.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Option Awards(1)	All Other Compensation(2)	Total
Richard F. Rutkowski Former President, Chief Executive Officer, and Chairman of the Board of Directors	2014	$359,354	$61,885	(3)	$100,322	$58,197	$579,758
	2013	354,742	110,000	(4)	19,086	33,632	517,460
Joseph Colannino Chief Technology Officer	2014	200,000	81,330	(3)	55,897	20,515	357,742
	2013	200,000	70,000	(4)	24,461	18,000	312,461
Geoffrey D. Osler Chief Marketing Officer	2014	240,000	32,029	(3)	42,780	22,728	337,537
	2013	240,000	30,000	(4)	18,829	25,500	314,329
James N. Harmon Chief Financial Officer and Corporate Secretary	2014	200,000	91,330	(3)	20,062	19,013	330,405
	2013	198,462	90,000	(4)	5,092	16,304	309,858

(1)	The amounts included in this column are the aggregate dollar amounts of compensation expense recognized by us for financial statement reporting purposes in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation, and include amounts from option awards granted in 2014 and 2013 For information relating to the assumptions made by us in connection with the valuation of these awards, see Notes 2, 5, and 7 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by the individuals upon option exercise. See the table and discussion below titled “Outstanding Equity Awards” for material terms and information relating to these option awards.
(2)	Relates to (a) healthcare benefits and employer matching in a defined contribution retirement plan available to all employees, (b) $17,264 and $17,432 of life and disability insurance premiums benefitting Mr. Rutkowski under his employment agreement and separation agreement in 2014 and 2013, respectively, and (c) $24,901 of accrued vacation paid to Mr. Rutkowski upon his resignation in accordance with a separation agreement entered into in December 2014 terminating a prior employment agreement.
(3)	Bonuses for 2014 were accrued in 2014 and paid in March 2015.
(4)	Bonuses for 2013 were accrued in 2013 and paid in March 2014.

Outstanding Equity Awards

The following table sets forth certain information concerning outstanding equity awards of our common stock for our NEO’s at December 31, 2014.

	OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Richard F. Rutkowski	20,312	(1)	—	(1)	$9.90	3/9/2015	(1)	—		—
	37,500	(1)	—	(1)	$4.88	3/9/2015	(1)	—		—
	115,000	(1)	—	(1)	$2.20	3/9/2015	(1)	—		—
Geoffrey D. Osler	3,000	(2)	13,000	(2)	$9.90	12/31/2023		—		—
	9,555	(3)	12,285	(3)	$4.88	12/31/2022		—		—
	49,625	(4)	9,375	(4)	$2.20	9/30/2021		—		—
James N. Harmon	1,875	(2)	8,125	(2)	$9.90	12/31/2023		—		—
	—	(5)	—	(5)	$4.88	12/31/2022		—		—
	—		—		—	—		28,000	(6)	$61,600
Joseph Colannino	3,937	(2)	17,063	(2)	$9.90	12/31/2023		—		—
	13,006	(3)	16,724	(3)	$4.88	12/31/2022		—		—
	54,106	(4)	11,719	(4)	$2.20	9/30/2021		—		—

(1)	Mr. Rutkowski and the Company entered into a Separation Agreement in December 2014 terminating his employment agreement. Under the Separation Agreement, Mr. Rutkowski received accelerated vesting on 15,625 stock options with an exercise price of $4.88 per share and 14,219 stock options with an exercise price of $9.90 per share. Further, Mr. Rutkowski’s resignation accelerated the option expiration dates on his awards.
(2)	Unearned options vest at the rate of 6.25% on April 1, 2014 and on the first day of each calendar quarter thereafter until fully vested on January 1, 2018. In the event of a change in control of the Company, the unvested options become fully vested. At December 31, 2014, 18.75% of these options have vested.
(3)	Unearned options vest at the rate of 6.25% on April 1, 2013 and on the first day of each calendar quarter thereafter until fully vested on January 1, 2017. In the event of a change in control of the Company, the unvested options become fully vested. At December 31, 2014, 43.75% of these options have vested.
(4)	Unearned options vest at the rate of 40% on July 1, 2012 and 5% on the first day of each calendar quarter thereafter until fully vested on July 1, 2015. In the event of a change in control of the Company, the unvested options become fully vested. At December 31, 2014, 85% of these options have vested.
(5)	In 2013, Mr. Harmon was granted options to purchase 13,340 shares of common stock. The unearned options vest at the rate of 6.25% on April 1, 2013 and on the first day of each calendar quarter thereafter until fully vested on January 1, 2017. In 2014, Mr. Harmon exercised 5,836 vested options. Further in 2014, Mr. Harmon exercised 7,504 options prior to vesting. The shares of common stock were issued with a declining repurchase right in favor of the Company at the exercise price of $4.88 per share. The repurchase right is triggered in the event of certain designated occurrences, including the termination of Mr. Harmon’s employment, and will terminate on January 1, 2017. In the event of a change in control of the Company prior to January 1, 2017, the repurchase right terminates.
(6)	In 2011, the Company granted 125,000 shares of common stock to Mr. Harmon subject to a repurchase option by the Company at $0.0001 per share in the event Mr. Harmon terminates his employment or upon other designated circumstances. At December 31, 2014, the repurchase right applied to 28,000 shares and expires at the rate of 4,000 shares per quarter through September 30, 2016. In the event of a change in control of the Company, the repurchase right terminates.

2014 Option Exercises

The following table sets forth certain information concerning the exercise of stock options by our NEO’s during 2014.

	OPTION AWARDS
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise(1)
James N. Harmon	13,340	(2)	$35,750
Richard F. Rutkowski	10,000		$62,500
Joseph Colannino	9,837	(3)	$62,914
Geoffrey D. Osler	3,500		$14,980

(1)	The amounts shown as Value Realized on Exercise are determined by multiplying the number of shares exercised by the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options.
(2)	In 2013, Mr. Harmon was granted options to purchase 13,340 shares of common stock whereby the unearned options vest at the rate of 6.25% on April 1, 2013 and on the first day of each calendar quarter thereafter until fully vested on January 1, 2017. In 2014, Mr. Harmon exercised 5,836 vested options and 7,504 options prior to vesting (the “early exercise”). The shares of common stock issued in conjunction with the early exercise were issued with a declining repurchase right in favor of the Company at the exercise price of $4.88 per share. The repurchase right is triggered in the event of certain designated occurrences, including the termination of Mr. Harmon’s employment, and will terminate on January 1, 2017. At December 31, 2014, all 7,504 shares remained subject to this repurchase right. In the event of a change in control of the Company, the repurchase right terminates.
(3)	Excludes the effect of a net settlement cashless exercise whereby 2,463 stock options were surrendered by Mr. Colannino.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Effective on February 3, 2015 we entered into an Employment Agreement with Stephen E. Pirnat, our Chief Executive Officer. Unless earlier terminated, the agreement will continue until December 31, 2017. Mr. Pirnat’s annual salary is $350,000 with a cost-of-living adjustment made to the annual salary at the beginning of each calendar year of the term. The Compensation Committee may grant an annual bonus to Mr. Pirnat, which may equal up to 60% of his annual salary, based on performance standards and goals achieved by him. The bonus for the year ending December 31, 2015 will be a minimum of 30% of his annual salary.

The Company has also issued an option, pursuant to the ClearSign Combustion Corporation 2011 Equity Incentive Plan (the “Plan”), for the purchase of 100,000 shares of the Company’s common stock. The per share exercise price of the option is $5.97, which is equal to the closing price of Company’s common stock on the grant date and the term of the option is 10 years. The option will vest entirely on February 3, 2016 (or, alternatively, the option will be immediately exercisable but the shares issuable upon exercise will be subject to a Company repurchase right at exercise price in the event Mr. Pirnat’s employment terminates, which repurchase right will lapse upon the first anniversary of the effective date of his employment). Our Board of Directors has authorized a second option to be granted to Mr. Pirnat for the purchase of 200,000 shares of the Company’s common stock. The date of the option will be April 1, 2015, the per share exercise price of the option will be equal to the closing price of Company’s common stock on April 1, 2015 and the term of the option will be 10 years. With respect to the second option, the right to purchase 100,000 shares of common stock will vest on the first anniversary of the grant date and the right to purchase 100,000 shares of common stock will vest on the second anniversary of the grant date (or, alternatively, such option will be immediately exercisable but the shares issuable upon exercise thereof will be subject to a Company repurchase right at exercise price in the event Mr. Pirnat’s employment terminates, which repurchase right will lapse as to 100,000 shares of common stock on the first anniversary of the grant date and as to 100,000 shares of common stock on the second anniversary of the grant date).

Mr. Pirnat will receive a relocation allowance, including moving expenses in an amount not to exceed $24,000, closing costs relating to the sale of his residence in Oklahoma in an amount not to exceed $40,000 and six months of living expenses following his move to Seattle, Washington, which will not exceed $6,300 per month.

Mr. Pirnat’s employment may be terminated for cause, as defined in the Employment Agreement, due to his death or disability, by the election of the Company or Mr. Pirnat, or as a result of a change in control, as defined in the Employment Agreement. If the Employment Agreement is terminated as a result of Mr. Pirnat’s death, disability or by his election, Mr. Pirnat will receive accrued but unpaid annual salary, value of unused paid time off through the effective date of termination, accrued but unpaid annual bonus, if any and business expenses incurred prior to the effective date of termination. If we terminate the agreement without cause, Mr. Pirnat will receive accrued but unpaid annual salary and the value of accrued but unused vacation pay through the effective date of the termination, accrued but unpaid annual bonus, if any, business expenses incurred prior to the effective date of termination and an amount equal to the greater of (A) his annual salary, less legal deductions, for a period of the remaining number of months in the initial term of his employment agreement, or (B) his annual salary, less legal deductions. At his expense, Mr. Pirnat would also be entitled to continue to participate in employee benefit plans for a period of 12 months following termination of his employment. Additionally, Mr. Pirnat would be entitled to immediate accelerated vesting of all unvested options granted under the Employment Agreement or, if applicable, lapse of the Company’s right to repurchase common stock purchased prior to vesting. If his employment is terminated as a result of a change of control, Mr. Pirnat will receive accrued but unpaid annual salary and the value of accrued but unused vacation pay through the effective date of the termination, accrued but unpaid annual bonus, if any, business expenses incurred prior to the effective date of termination and an amount equal to his annual salary. Additionally, Mr. Pirnat would be entitled to immediate accelerated vesting of all unvested options granted under the Employment Agreement or, if applicable, lapse of the Company’s right to repurchase common stock purchased prior to vesting.

In December 2014, we entered into a Separation, Severance and Release Agreement (“Separation Agreement”) with Richard F. Rutkowski. In accordance with the terms of the Separation Agreement, Mr. Rutkowski resigned his positions as Chief Executive Officer, President and a director effective as of December 9, 2014.

In accordance with the terms of the Agreement and in conjunction with his resignation, we paid to Mr. Rutkowski: (a) his accrued but unpaid annual salary through the last day of his employment, equal to $8,984; (b) the value of his accrued but unused vacation pay through the last day of his employment, equal to $24,901; (c) the sum of $60,000 as an annual bonus for 2014 and (d) approved business expenses incurred prior to the last day of his employment and evidenced through proper documentation. In accordance with the terms of the Separation Agreement, we will also pay to Mr. Rutkowski his previous annual salary of $359,354 through December 10, 2016. Mr. Rutkowski’s annual salary will be payable in accordance with our regular payroll schedule. Mr. Rutkowski will be permitted to continue to participate in our employee benefit plans for a period of 12 months following the last date of his employment, at our expense.

In exchange for a full release of all claims against us and certain covenants, including a covenant of Mr. Rutkowski not to compete with us for so long as he is receiving salary payments, we accelerated the vesting of one-half of Mr. Rutkowski’s stock options that would otherwise remain unvested as of January 2, 2015 and any unvested stock options that were scheduled to vest from the date of the Separation Agreement through January 1, 2015.

All of the option awards and stock awards granted to the Company’s executives include change-in-control arrangements whereby any unvested stock options would vest or any repurchase rights for stock grants or, if exercised prior to vesting, stock options would terminate as a result of a change in control.

Compensation Discussion

Overview

The Compensation Committee of the Board administers our executive compensation and benefit programs. The Compensation Committee is comprised exclusively of independent directors and oversees all compensation and benefit programs and actions that affect our executive officers.

Compensation Process and Role of Management

The Compensation Committee is responsible for determining and approving all compensation for our executive officers. Pursuant to its charter, the Compensation Committee recommends to the full Board the salary, annual incentive compensation or bonus, long-term incentive compensation in the form of stock options or stock grants, and all other employment, severance and change-in-control agreements applicable to executive officers. As discussed below, our Chief Executive Officer assists the Compensation Committee in its deliberations with respect to the compensation payable to our other executive officers.

Following the end of each fiscal year, our Chief Executive Officer evaluates executive officer performance for the prior fiscal year, other than his own performance, and discusses the results of such evaluations with the Compensation Committee. The Chief Executive Officer assesses each executive officer’s performance for the prior fiscal year based upon subjective factors concerning such officer’s individual business goals and objectives, and the contributions made by the executive officer to our overall results. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments to base salary and the grant of a target bonus and/or equity award, if appropriate, as part of the compensation packages for each executive officer, other than himself, for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines all compensation for the Chief Executive Officer. The Chief Executive Officer is not present at the time the Compensation Committee reviews his performance and discusses his compensation.

Evaluation of Compensation Practices

In 2012 the Compensation Committee engaged Buck Consultants to evaluate our executive compensation program. The objective was to determine the equity and competitiveness of our practices with those of peer companies and relevant standards promulgated by shareholder rights organizations and other relevant stakeholders. Although the study analyzed executive compensation comprehensively, there was particular focus on equity incentives for executives. The Compensation Committee integrated the results of the November 2012 study into its evaluation of executive compensation in 2014 and 2013 and expects to reference it in the future as a framework for executive compensation. Buck Consultants provided no other services to us following the evaluation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us about beneficial ownership of our common stock by:

•	each of our directors;
•	each of our current NEOs as well as any additional individuals identified as NEOs in the section of this report titled “Executive Compensation”;
•	all of our directors and executive officers as a group; and
•	each person known by us to beneficially own 5% or more of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of on or before May 10, 2015, which is 60 days from March 11, 2015, through the exercise of any option, warrant, conversion privilege or similar right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of outstanding options and warrants that are exercisable on or before May 10, 2015 are considered to be outstanding. These shares, however, are not considered outstanding as of March 11, 2015 when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table and subject to state community property laws where applicable, all beneficial owners named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on ClearSign’s shares of common stock outstanding as of March 11, 2015.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership(2)		Percent of Class
Directors and Officers:
Stephen E. Pirnat	21,808	(3)	0.2%
Geoffrey D. Osler	498,409	(4)	3.9%
James N. Harmon	147,465	(5)	1.2%
Joseph Colannino	110,515	(6)	0.9%
Andrew U. Lee	103,503	(7)	0.8%
Roberto Ruiz, Ph.D.	24,193	(8)	0.2%
David B. Goodson	693,806	(9)	5.4%
Lon E. Bell, Ph.D.	159,372	(10)(11)	1.2%
Scott P. Isaacson	23,902	(10)(11)	0.2%
Jeffrey L. Ott	—	(11)	0.0%
All Directors and Executive Officers as a Group (10 persons)	1,782,973		13.6%
5% Shareholders:
Christopher A. Marlett	1,057,571	(12)	8.1%
MDB Capital Group, LLC	786,909	(13)	6.0%
BD and DBG Living Trust	693,806	(9)	5.4%

(1)	The address of each officer and director is 12870 Interurban Avenue South, Seattle, Washington 98168.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is generally assigned to the person holding voting power and/or investment power with respect to securities. With the exception of the securities beneficially owned by our officers and directors and their affiliates, the ownership of the shares of common stock listed above were determined using public records.
(3)	Excludes options to purchase 100,000 shares of common stock granted to Mr. Pirnat upon execution of his employment agreement on February 3, 2015 and options to purchase 200,000 shares of common stock to be granted to Mr. Pirnat effective April 1, 2015, neither of which will vest on or before May 10, 2015.
(4)	Includes options to purchase 73,160 shares of common stock which may be exercised on or before May 10, 2015 and excludes options to purchase 23,680 shares of common stock none of which will vest on or before May 10, 2015.
(5)	Includes 125,000 shares which were awarded under the 2011 Equity Incentive Plan and are in part subject to repurchase by the Company at $0.0001 per share should Mr. Harmon terminate employment, or upon other designated circumstances, prior to September 30, 2016. At March 11, 2015, the Company’s repurchase rights remained on 28,000 shares and had expired on 97,000 shares. Also includes 6,671 shares acquired upon exercise of a stock option in October 2014 prior to vesting and subject to a declining repurchase right in favor of the Company at the exercise price of $4.88 per share should Mr. Harmon terminate employment or upon other related circumstances prior to December 31, 2016. Also includes options to purchase 3,125 shares of common stock exercisable on or before May 10, 2015 and excludes options to purchase 6,875 shares of common stock none of which will vest on or before May 10, 2015.
(6)	Includes options to purchase 85,203 shares of common stock exercisable on or before May 10, 2015 and excludes options to purchase 31,352 shares of common stock none of which will vest on or before May 10, 2015.
(7)	Includes options to purchase 97,503 shares of common stock exercisable on or before May 10, 2015 and excludes options to purchase 31,352 shares of common stock none of which will vest on or before May 10, 2015.

(8)	Includes options to purchase 23,093 shares of common stock exercisable on or before May 10, 2015 and excludes options to purchase 18,407 shares of common stock none of which will vest on or before May 10, 2015.
(9)	The address of the BD and DBG Living Trust (the “Trust”) is P.O. Box 2608, Port Angeles, Washington 98362. The Trust is an irrevocable trust established for the benefit of David B. Goodson, a director, and his child. Howard Sprouse is the trustee of the Trust, and in such capacity he has voting and investment control over the shares owned by the Trust. Mr. Sprouse disclaims beneficial ownership of the shares owned by the Trust.
(10)	Includes 2,094 shares that are held in escrow for service in the first quarter of 2015. Following completion of the individual’s service during the quarter, the shares will be released on March 31, 2015.
(11)	Excludes 6,282 shares that are held in escrow for service in 2015. Following completion of the individual’s service during the quarter, 2,094 shares will be released on each of June 30, September 30, and December 31, 2015.
(12)	The address for Christopher A. Marlett is 2425 Cedar Springs Road, Dallas, Texas 75201. This amount includes 180,803 shares of common stock and warrants for the purchase of 89,859 shares of common stock owned by Mr. Marlett. This amount also includes 542,091 shares of common stock and a warrant for the purchase of 244,818 shares of common stock owned by MDB Capital Group LLC. Mr. Marlett is CEO of MDB Capital Group LLC and has sole voting and dispositive power with respect to its shares of common stock.
(13)	The address for MDB Capital Group LLC is 401 Wilshire Boulevard, Suite 1020, Santa Monica, California 90401. This amount also includes 542,091 shares of common stock and a warrant for the purchase of 244,818 shares of common stock. Christopher A. Marlett has sole voting and dispositive power with respect to its shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For the year ended December 31, 2013, the Company paid consulting fees of $103,000 to the Alternative Energy Resource Alliance, a non-profit organization whose executive director is David Goodson. In exchange, Mr. Goodson provided scientific consulting services to the Company. The Company paid no fees after October 2013 and does not expect to continue this relationship with the Alternative Energy Resource Alliance and Mr. Goodson for the foreseeable future. Mr. Goodson is a director and co-founder of the Company and the beneficiary of an irrevocable trust that is the beneficial owner of more than 5% of the Company’s common stock at March 11, 2015.

In February 2015, the Company completed an underwritten public offering whereby the underwriter, MDB Capital Group LLC (MDB), earned underwriter fees of $1,050,000 and was paid $55,000 for legal fees and other costs. In addition, MDB was paid $4,000 for patent consulting services in 2013. MDB is the beneficial owner of more than 5% of the Company’s common stock at March 11, 2015.

On February 10, 2015, Dr. Lon Bell, a director, purchased 85,470 shares of our common stock at a price of $5.85 per share.

Please see the section of this Proxy Statement titled “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” for information relating to agreements entered into with our former and current Chief Executive Officers.

Other than as disclosed above, during our last two fiscal years, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, nominees for director, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATIONS
AND STOCKHOLDER PROPOSALS

Stockholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our Proxy Statement and form of proxy for our 2016 Annual Meeting of stockholders must be received by us no later than December 1, 2015, which is 120 calendar days before the one-year anniversary of the date on which the Company first mailed this Proxy Statement, and must comply with the requirements of the proxy rules promulgated by the SEC. Stockholder proposals should be addressed to our Corporate Secretary at 12870 Interurban Avenue South, Seattle, WA 98168.

Recommendations from stockholders which are received after the deadline likely will not be considered timely for consideration by the Committee for next year’s Annual Meeting.

OTHER MATTERS

The Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If other matters properly do come before the Annual Meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as recommended by the Board, or if no recommendation is given, in their own discretion.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2014 is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting. The Annual Report includes the financial statements and management’s discussion and analysis of financial condition and results of operations. Copies of exhibits to the Annual Report may be obtained from us upon the payment of the reasonable expenses we incur in copying and mailing any requested exhibit. The costs of preparing, assembling, mailing and soliciting the proxies will be borne by us. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, facsimile, personal interviews and other methods of communication.

If you and other residents at your mailing address own shares in street name, your broker or bank may have sent you a notice that your household will receive only one copy of proxy materials for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Proxy Statement to your address. If you want to receive separate copies of the proxy materials in the future, or you are receiving multiple copies and would like to receive only one copy per household, you should contact your stockbroker, bank or other nominee record holder, or you may contact us at the address or telephone number below. In any event, if you did not receive an individual copy of this Proxy Statement, we will send a copy to you if you address your written request to, or call, James N. Harmon, Chief Financial Officer and Corporate Secretary of ClearSign Combustion Corporation, 12870 Interurban Avenue South, Seattle, WA 98168, telephone number (206) 673-4848.

Copies of the documents referred to above that appear on our website are also available upon request by any stockholder addressed to our Corporate Secretary, ClearSign Combustion Corporation, 12870 Interurban Avenue South, Seattle, WA 98168.

CLEARSIGN COMBUSTION CORP
12870 Interurban Avenue South
SEATTLE, WA 98168

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Stephen E. Pirnat 02 Lon E. Bell, Ph.D. 03 David B. Goodson 04 Scott P. Isaacson 05 Jeffrey L. Ott

02 0000000000

	For	Against	Abstain
2. Ratification of appointment of Gumbiner Savett Inc. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000236935_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

CLEARSIGN COMBUSTION CORP
Annual Meeting of Shareholders
May 7, 2015 3:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Stephen E. Pirnat and James N. Harmon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CLEARSIGN COMBUSTION CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 03:00 PM PDT on 5/7/2015, at ClearSign Combustion Corporation, 12870 Interurban Avenue South, Seattle, WA 98168, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000236935_2 R1.0.0.51160